UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 3, 2009

Date of report (Date of earliest event reported)

EYE CARE CENTERS OF AMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

333-56551	74-2337775
(Commission File Number)	(IRS Employer Identification No.)

11103 West Avenue San Antonio, TX	78213-1392
(Address of Principal Executive Offices)	(Zip Code)

(210) 340-3531

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a press release dated December 4, 2009, Eye Care Centers of America, Inc. (“ECCA”) announced that on December 3, 2009, ECCA’s Board of Directors (the “Board”), by unanimous vote, elected Mr. James N. Eisen (“Mr. Eisen”) as President of ECCA effective December 3, 2009. Mr. Eisen, age 52, currently serves as Chief Operating Officer of ECCA, and he has resigned from such office upon the effectiveness of his election to the office of President of ECCA. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Also on December 3, 2009, ECCA Holdings Corporation, the sole shareholder of ECCA, elected Mr. Eisen to the Board of ECCA effective January 1, 2010, and consequently increased the total number of directors serving on ECCA’s Board to six (6).

ECCA is a participating employer, and Mr. Eisen is a participant, in both the HVHC Annual Executive Incentive Plan (“AEIP”) and the HVHC Long Term Incentive Plan (“LTIP”). HVHC Inc. (“HVHC”) is the sole shareholder of ECCA Holdings Corporation. In connection with Mr. Eisen’s election to the office of President of ECCA, on December 3, 2009 the Personnel and Compensation Committee (the “Committee”) of the Board of ECCA approved an increase, effective January 1, 2010, to Mr. Eisen’s target award under the LTIP from 50% to 55% of Mr. Eisen’s average earned salary over a three (3) year performance cycle. Mr. Eisen’s target award under the AEIP remains at 45% of his base annual salary.

In addition, the Personnel and Compensation Committee of the Board authorized ECCA to cause ECCA Management Services, Ltd. (“ECCA Management”), ECCA’s subsidiary which is Mr. Eisen’s actual employer, to enter into a new severance agreement with Mr. Eisen effective as of December 3, 2009 (the “New Severance Agreement”) with a term ending on December 31, 2011. ECCA Management’s payroll and other compensation funds may be drawn from ECCA and/or various of ECCA’s subsidiaries which are affiliates of ECCA Management. The New Severance Agreement provides that if ECCA Management terminates Mr. Eisen’s employment relationship for reasons other than Cause (as defined in the New Severance Agreement) or Mr. Eisen terminates his employment with ECCA Management as a result of a Material Change (as defined in the New Severance Agreement) during the term of such severance agreement, then ECCA Management, or its affiliates, will provide the following severance compensation to Mr. Eisen in lieu of compensation for periods subsequent to his termination of employment:

(i) 200% of base salary at the time of termination in equal installments over twenty-four (24) months;

(ii) any AEIP payments for the calendar year preceding termination and a prorated portion of AEIP payments earned during the year of termination based on the number of completed months of employment, plus certain payments under the LTIP based on five (5) or more years of service or attaining age 55;

(iii) up to eighteen (18) months’ worth of COBRA premiums for medical, dental and vision coverage; and

(iv) certain payments under any Executive Retirement Plan (“ERP”) adopted by ECCA to commence upon attaining age 55, based upon qualification for severance and five (5) or more years of service; provided, however, that five (5) or more years of service is not required for ERP payments if employment is terminated, upon a Change of Control, other than for Cause or as a result of a Material Change (as such terms are defined in the New Severance Agreement).

In addition, the New Severance Agreement provides for a non-competition and non-solicitation period which is co-terminus with Mr. Eisen’s severance period of twenty-four (24) months. This brief description of the New Severance Agreement is qualified in its entirety by reference to the provisions of the New Severance Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, incorporated by reference herein.

Mr. Eisen joined ECCA in June 2008 as Executive Vice President of Operations and was promoted to Chief Operating Officer of ECCA in October 2008. From September 2005 until May 2008, Mr. Eisen served as the Senior Vice President of Stores of Jo-Ann Stores, Inc., overseeing the operations of 800 stores, including sales, store strategy and growth, personnel development and operational execution tactics. From February 2001 through August 2005, Mr. Eisen was Vice President of Store Operations for Luxottica Licensed Brands, which included overseeing the operations of approximately 1,000 Sears Optical, Target Optical and BJ’s Optical stores. In this capacity, Mr. Eisen was responsible for field organization, sales and profit, personnel development, host relations and all operational tactics.

Also on December 3, 2009, in connection with Mr. Eisen’s appointment as President of ECCA, Mr. David L. Holmberg resigned from the office of President of ECCA, however, Mr. Holmberg will continue to serve as a director, Chairman and Chief Executive Officer of ECCA.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Severance Agreement of James N. Eisen

99.1	Press Release of Eye Care Centers of America, Inc. dated December 4, 2009

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this report which are not historical facts contain forward-looking information with respect to plans, projections or future performance of ECCA, the occurrence of which involve certain risks and uncertainties detailed in ECCA’s filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYE CARE CENTERS OF AMERICA, INC.

Date: December 4, 2009	By:	/S/ DAVID L. HOLMBERG
David L. Holmberg
Chief Executive Officer